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                                                                       EXHIBIT 3

                            SHADE ACQUISITION, INC.
                            c/o Wind Point Partner
                          One Towne Square, Suite 780
                          Southfield, Michigan 48076


                               November 24, 1999



Mr. Martin E. Franklin
Mr. Ian G.H. Ashken
Bolle Inc.
555 Theodore Fremd Avenue
Suite B-320
Rye, New York 10580

Dear Messrs. Franklin and Ashken:

     This letter sets forth the terms and conditions upon which one of you will continue to serve on the Board of Directors (the "Board") of Bolle Inc., a Delaware corporation and the surviving corporation in a merger with Shade Acquisition, Inc. ("Bolle"), following the consummation of the cash tender offer to acquire Bolle's common stock (the "Offer") and related merger pursuant to the Agreement and Plan of Merger, dated as of the date hereof, by and among Worldwide Sports and Recreation, Inc., Shade Acquisition, Inc., and Bolle.

     Martin E. Franklin hereby agrees, if requested by Bolle, to serve on the Board for one year following the consummation of the Offer (the "Period"); provided, that he may resign from the Board upon the bankruptcy of Bolle or upon another material adverse change in the business, assets, results of operation or financial condition of Bolle and its subsidiaries, taken as a whole. In the event that Martin E. Franklin is unable to serve on the Board during the Period as a result of his death or permanent disability, Ian G.H. Ashken hereby agrees, if requested by Bolle, to serve on the Board during the Period; provided, that he may also resign from the Board upon any such bankruptcy, or other material adverse change of Bolle, if requested by Bolle.

     This letter agreement has been executed and delivered to you in duplicate. If it accurately reflects our agreements, please so indicate by executing both counterparts hereof in the space provided below, retaining one counterpart for your records and returning the other counterpart to the undersigned. This letter agreement will then constitute a binding agreement between us.

                           [Signature Page Follows]
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Mr. Martin E. Franklin
Mr. Ian G.H. Ashken
November 24, 1999
Page 2

                                        Very truly yours,

                                        SHADE ACQUISITION, INC.

                                        By: /s/ Jeffrey A. Gonyo
                                           ----------------------------------
                                        Title:  Vice President
                                              -------------------------------

Acknowledged, accepted
and agreed this 24th
day of November, 1999

BOLLE, INC.


By: /s/ Richard R. Kracum
   -------------------------------
Title:  Chairman
      ----------------------------

/s/ Martin E. Franklin
--------------------------
Martin E. Franklin


/s/ Ian G.H. Ashken
--------------------------
Ian G.H. Ashken